LAW OFFICES OF THOMAS G. AMON


                          500 Fifth Avenue, Suite 1650
                               New York, NY 10110
                                     -------
                               Tel: (212) 810-2430
                               Fax: (212) 810-2427



                                                     September 14, 2006



VIA FACSIMILE

Craig Slivka
United States
Securities and Exchange Commission
Division of Corporation Finance
Washington, DC 20549

Re: Alternative Construction Company, Inc. Registration Statement on Form SB-2 Filed Amendment on September 13, 2006 - File No. 333-121891

Dear Mr. Slivka:

      This will confirm our discussion this morning where I agreed to withdraw the acceleration request sent yesterday pending further notice from you.

      We appreciate the Staff's continued cooperation and assistance in this matter.

                                                                      Sincerely,



                                                                  Thomas G. Amon

Cc:  Alternative Construction Company, Inc.